UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2020 (October 19, 2020)

Gray Television, Inc.

(Exact name of registrant as specified in its charter)

Georgia	001-13796	58-0285030
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4370 Peachtree Road, Atlanta GA	30319
(Address of principal executive offices)	(Zip Code)

404-504-9828

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock (no par value)	GTN.A	New York Stock Exchange
common stock (no par value)	GTN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 19, 2020, Gray Television, Inc. (“Gray”, “we” or the “Company”) issued $800 million in aggregate principal amount of its 4.750% Senior Notes due 2030 (the “Notes”) pursuant to an indenture, dated as of October 19, 2020, between Gray, the subsidiary guarantors signatory thereto (collectively, the “Guarantors”) and U.S. Bank National Association, as trustee (the “Indenture”). The Notes were issued at par. The Notes were offered and sold pursuant to an exemption from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”).

The net proceeds of the Notes are being used (i) to redeem all of the Company’s outstanding $525 million aggregate principal amount of 5.125% senior notes due 2024 (the “existing 2024 notes”), (ii) to pay all fees and expenses in connection with the offering, including the redemption premium applicable to the existing 2024 notes, and (iii) for general corporate purposes, which could include the repayment of outstanding debt from time to time.

The terms of the Notes are governed by the Indenture. The Indenture contains covenants that limit the ability of the Company and any guarantors to, among other things, (i) incur additional indebtedness; (ii) pay dividends on or make distributions in respect of capital stock or make certain other restricted payments or investments; (iii) enter into certain transactions with affiliates of the Company; (iv) enter into certain transactions that restrict distributions from restricted subsidiaries; (v) sell or otherwise dispose of assets; (vi) create or incur liens; merge, consolidate or sell all or substantially all of the Company’s assets; (vii) place restrictions on the ability of subsidiaries to pay dividends or make other payments to the Company; and (viii) designate the Company’s subsidiaries as unrestricted subsidiaries. These covenants are subject to a number of important exceptions and qualifications.

The Indenture contains customary events of default, including, among other things, (i) failure to make required payments; (ii) failure to comply with certain agreements or covenants; (iii) failure to pay certain other indebtedness; (iv) certain events of bankruptcy and insolvency; and (v) failure to pay certain judgments. An event of default under the Indenture will allow either the Trustee or the holders of at least 25% in aggregate principal amount of the then-outstanding series of notes, as applicable, issued under such Indenture to accelerate, or in certain cases, will automatically cause the acceleration of, the amounts due under the applicable series of notes.

The Notes mature on October 15, 2030. Interest accrues on the Notes from October 19, 2020, and is payable semiannually, on April 15 and October 15 of each year, beginning on April 15, 2021. We may redeem some or all of the Notes at any time after October 15, 2025 at redemption prices specified in the Indenture. We may also redeem up to 40% of the aggregate principal amount of the Notes at 104.750% before October 15, 2023 using the net cash proceeds from certain equity offerings. In addition, we may redeem some or all of the Notes at any time prior to October 15, 2025 at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, plus a make whole premium set forth in the Indenture. If we sell certain of our assets or experience specific kinds of changes of control, we must offer to repurchase the Notes.

A copy of the Indenture is attached to this Current Report on Form 8-K (this “Report”) as Exhibit 4.1 and is incorporated by reference herein. The Form of Notes, attached to the Indenture as Exhibit A, is attached to this Report as Exhibit 4.2 and is incorporated by reference herein. The foregoing description of the Notes and the Indenture is qualified in its entirety by reference to the complete text of the Indenture.

The Notes and related guarantees are Gray’s and the Guarantors’ senior unsecured obligations.

The Notes and guarantees rank:

•	equally in right of payment with all of Gray’s and the Guarantors’ existing and future senior unsecured debt;

•	senior in right of payment to all of Gray’s and the Guarantors’ existing and future subordinated debt;

•

effectively junior to any of Gray’s and the Guarantors’ existing and future secured debt (including under the Company’s senior credit facility) to the extent of the value of the assets securing such debt; and

•	structurally junior to any debt and liabilities of Gray’s subsidiaries, if any, that do not guarantee the Notes.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above is hereby incorporated by reference.

Item 8.01	Other Events.

On October 19, 2020, Gray issued a press release (the “Closing Press Release”) announcing the closing of the sale of the Notes.

A copy of the Closing Press Release is attached to this Report as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture, dated as of October 19, 2020, by and among Gray Television, Inc., the Guarantors signatory thereto and U.S. Bank National Association, as Trustee

4.2	Form of 4.750% Senior Note due 2030 (included in Exhibit 4.1).

99.1	Press release, dated October 19, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gray Television, Inc.

Date: October 19, 2020	By:	/s/ James C. Ryan
	Name:	James C. Ryan
	Title:	Executive Vice President and Chief Financial Officer